EXHIBIT 99.1


                                          CONTACT:
                                                   Charles Best
                                                   Chief Financial Officer
                                                   BioSource International, Inc.
                                                   chuckb@biosource.com
                                                   (805) 383-5249




BIOSOURCE INTERNATIONAL, INC.  DIRECTOR RESIGNS

CAMARILLO, CALIF.  -APRIL 29, 2003

BIOSOURCE INTERNATIONAL, INC. (NASDAQ: BIOI)


The Company announced today that one of its board members, Robert Weist, resigned from his position as a board and audit committee member effectively immediately. Mr. Weist resigned for personal reasons. He had been a board member of BioSource International, Inc. since 1996. Dr. John Zabriskie, a board member since July 2002, was elected by the board of directors to replace Mr. Weist as a member of the Company's audit committee. Additionally, in accordance with the Company's by-laws, the Company passed a resolution reducing the size of the board to six members, from its previous seven-member composition.

"BioSource has benefited from Bob's years of experience which included senior positions at Abbott Laboratories and Amgen." remarked Len Hendrickson, President and CEO of BioSource. "We thank him for his service and wish him success with his new projects."

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         BioSource  International,  Inc. is a broad based life sciences  company focused on providing integrated solutions in the areas of functional genomics, proteomics, and drug discovery through the development, manufacturing, marketing and distribution of unique biologically active reagent systems which facilitate, enable and accelerate pharmaceutical development and biomedical research.


This press release contains statements about expected future events that are forward-looking and subject to risks and uncertainties. For these statements, we claim the safe harbor for "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ and vary materially from expectations include, but are not limited to, our ability to expand our product offerings and any transition to new products, product quality and availability, any change in business conditions, changes in our sales strategy and product development plans, competitive pricing pressures, continued market acceptance of our products, name recognition of our products, delays in the development of new technology, intellectual property and proprietary rights may not be valid or infringe the rights of others, changes in customer buying pattern issues, one-time events and other important factors disclosed previously and from time to time in our filings with the Securities and Exchange Commission. These cautionary statements by us should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by us. We cannot always predict or determine after the fact what factors


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would cause  actual  results to differ  materially  from those  indicated by the forward-looking statements or other statements. In addition, readers are urged to consider statements that include the terms "believes," "belief," "expects," "plans," "objectives," "anticipates," "intends," "targets," "projections", or the like to be uncertain and forward-looking. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


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